Exhibit 99.1

                                  PRESS RELEASE

             For Immediate Release                 Contact: Peter W. Hampton
                                                            President and C.E.O.
                                                            (423) 543-1000

       SFB BANCORP, INC. INTENDS TO DE-REGISTER ITS COMMON STOCK

September 25, 2003
Elizabethton, Tennessee

         SFB Bancorp, Inc. (OTCBB: SFBK) announced that its Board of Directors expects to file a FORM 15 to de-register the Company's shares under provisions of the Securities Exchange Act of 1934 on or before the end of this month. Upon filing the necessary form with the SEC, the Company will no longer file reports under the Exchange Act with the Securities and Exchange Commission. Under that law, a company whose shares are publicly traded may terminate its registration where the number of holders of record of its shares is fewer than 300 persons. At present, SFB Bancorp, Inc. has less than 300 shareholders of record.

         While the action will have no effect on the Company's operations or the insurance of the deposit accounts of its subsidiary Security Federal Bank, Mr. Peter Hampton, President and C.E.O. stated that the de-registration would substantially reduce the Company's accounting, legal and administrative expense.

         The Board of Directors believes that while the liquidity for our stock may be reduced, the administrative economies associated with de-registration are in the best interest of our stockholders.

         As a result of de-registration the Company's securities may no longer be eligible for quotation on the Over The Counter Bulletin Board (OTCBB); however, the Company anticipates that its securities will be eligible for quotation on the Pink Sheets (www.pinksheets.com). The Company will no longer file annual or quarterly reports or proxy materials with the SEC after it de-registers its common stock.

         In light of this development, stockholders may need to assess with their financial advisors whether the Company's common stock will continue to meet their investment objectives.

         SFB Bancorp, Inc., a Tennessee corporation, is the parent holding company for Security Federal Bank, a federally chartered stock savings bank headquartered in Elizabethton, Tennessee. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

         SFB Bancorp, Inc.'s common stock is traded on the OTC - Electronic Bulletin Board under the symbol "SFBK".

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